Exhibit 99.1

ARKO Corp. Reports Third Quarter 2025 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Key Highlights (vs. Year-Ago Quarter) 1,2

•
Net income for the quarter was $13.5 million compared to $9.7 million.
•
Adjusted EBITDA for the quarter was $75.2 million compared to $78.8 million.
•
Merchandise margin for the quarter increased to 33.7% compared to 32.8%.
•
Retail fuel margin for the quarter was 43.6 cents per gallon compared to 41.3 cents per gallon.

Other Key Highlights

•
As part of the Company’s ongoing transformation plan, the Company converted 65 retail stores to dealer sites during the three months ended September 30, 2025, for a total of 194 stores converted in the nine months ended September 30, 2025. The Company continues to expect that, at scale, its channel optimization will deliver a cumulative annualized operating income benefit of more than $20 million, before G&A savings. In addition, the Company has identified more than $10 million in expected annual structural G&A savings with an opportunity for upside as the Company continues to execute the dealerization program in 2026.
•
The Company advanced its retail store remodeling pilot program, which is designed to elevate the customer experience through improved layouts and a stronger food-forward focus that emphasizes hot grab-and-go breakfast, lunch and snacking, bakery, pizza, and an expanded dispensed hot, cold and frozen beverage assortment. Two remodeled stores reopened in the summer of 2025, and the Company plans to reopen a third location during the fourth quarter of 2025 and the remaining four stores in the first half of 2026.
•
The Company continued to expand its network through new-to-industry (NTI) locations, opening a Dunkin’ and two new stores in 2025, including one in Kinston, North Carolina in July 2025. The Company has begun working on three more NTI stores, of which two are targeted to open in the fourth quarter of 2025. Additionally, the Company is advancing a number of NTI cardlock locations with target openings during 2026, reflecting the attractive, recurring cash flow profile of this business.
•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on December 1, 2025 to stockholders of record as of November 17, 2025.

“Our third quarter results demonstrate continued and steady progress as we execute our transformation plan,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “While the consumer environment remains difficult, we are staying disciplined, advancing our dealerization program, focusing on efficiency, and improving how our stores operate. We’re encouraged by the early performance of our new format stores, the solid execution within our wholesale and fleet fueling operations, and the strength of our loyalty and OTP programs.”

Mr. Kotler continued: “We continue to focus on what we can control—operating efficiently, managing costs, and improving cash generation. We believe that these actions, together with the ongoing benefits from dealerization, are strengthening our platform and positioning ARKO to navigate the current environment and build lasting value. We are

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”), for the cost of fuel (intercompany charges by GPMP).

seeing the structural advantages of our model take hold. At the same time, we remain disciplined in how we deploy capital and return cash to stockholders, while continuing to strengthen our foundation for long-term value creation.”

Third Quarter 2025 Segment Highlights

Retail

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold	238,622	283,189	703,987	822,134
Same store fuel gallons sold decrease (%) [1]	(4.7%)	(6.6%)	(5.8%)	(6.6%)
Fuel contribution [2]	$104,127	$117,090	$297,272	$328,004
Fuel margin, cents per gallon [3]	43.6	41.3	42.2	39.9
Same store fuel contribution [1,2]	$102,336	$103,589	$289,577	$294,918
Same store merchandise sales decrease (%) [1]	(2.2%)	(7.7%)	(4.4%)	(5.7%)
Same store merchandise sales excluding cigarettes decrease (%) [1]	(0.9%)	(5.7%)	(3.0%)	(4.3%)
Merchandise revenue	$389,727	$469,616	$1,144,338	$1,358,519
Merchandise contribution [4]	$131,479	$154,019	$383,534	$444,696
Merchandise margin [5]	33.7%	32.8%	33.5%	32.7%
Same store merchandise contribution [1,4]	$128,833	$129,504	$372,296	$383,267
Same store site operating expenses [1]	$167,022	$164,084	$504,123	$504,866

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Merchandise contribution for the third quarter of 2025 decreased $22.5 million, or 14.6%, compared to the third quarter of 2024, while merchandise margin increased to 33.7% for the third quarter of 2025 compared to 32.8% for the prior year period. The decrease in merchandise contribution was due to a $22.2 million decrease related to retail stores that were closed or converted to dealers since the middle of 2024 and a $0.7 million decrease in same store merchandise contribution, primarily caused by a decline in customer transactions reflecting the challenging macroeconomic environment.

Fuel contribution for the third quarter of 2025 decreased $13.0 million, or 11.1%, compared to the third quarter of 2024, primarily due to a $11.9 million decrease in retail fuel contribution related to retail stores that were closed or converted to dealers since the middle of 2024 and a same store fuel contribution decrease of $1.3 million attributable to gallon demand declines, reflecting the challenging macroeconomic environment. Fuel margin of 43.6 cents per gallon increased 2.3 cents per gallon compared to the third quarter of 2024.

Wholesale

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – fuel supply locations	220,220	203,187	624,826	593,479
Fuel gallons sold – consignment agent locations	40,191	39,155	115,635	115,997
Fuel contribution [1] – fuel supply locations	$13,917	$12,077	$38,854	$35,926
Fuel contribution [1] – consignment agent locations	$11,151	$11,283	$31,650	$32,150
Fuel margin, cents per gallon [2] – fuel supply locations	6.3	5.9	6.2	6.1
Fuel margin, cents per gallon [2] – consignment agent locations	27.7	28.8	27.4	27.7

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Comparable wholesale sites exclude retail stores converted to dealers, until the first quarter in which these dealer sites had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the third quarter of 2025, wholesale operating income increased $3.8 million compared to the third quarter of 2024. Additional operating income from retail sites converted to dealers more than offset reduced operating income at comparable wholesale sites, which reflected the challenging macroeconomic environment.

Fuel contribution was $25.1 million for the third quarter of 2025 compared to $23.4 million for the third quarter of 2024. Fuel contribution for the third quarter of 2025 at fuel supply locations increased $1.8 million, and fuel margin per gallon increased 0.4 cents per gallon compared to the third quarter of 2024, due principally to incremental contribution from retail stores converted to dealers, which was partially offset by lower volumes at comparable fuel supply wholesale sites and decreased prompt pay discounts related to lower fuel costs. Fuel contribution at consignment agent locations decreased $0.1 million, and fuel margin per gallon also decreased 1.1 cents per gallon.

For the third quarter of 2025, other revenues, net increased by approximately $6.9 million, and site operating expenses increased by $4.8 million in each case as compared to the third quarter of 2024, resulting primarily from retail stores that the Company converted to dealers.

Fleet Fueling

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	33,124	34,089	98,039	103,216
Fuel gallons sold – third-party cardlock locations	3,458	3,105	9,926	9,575
Fuel contribution [1] – proprietary cardlock locations	$16,209	$15,699	$47,985	$46,789
Fuel contribution [1] – third-party cardlock locations	$531	$482	$1,825	$1,168
Fuel margin, cents per gallon [2] – proprietary cardlock locations	48.9	46.1	48.9	45.3
Fuel margin, cents per gallon [2] – third-party cardlock locations	15.3	15.5	18.4	12.2

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the third quarter of 2025 increased by $0.6 million compared to the third quarter of 2024. At proprietary cardlocks, fuel contribution increased by $0.5 million, and fuel margin per gallon also increased for the third quarter of 2025 compared to the third quarter of 2024, primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution increased by $0.1 million, while fuel margin per gallon decreased slightly for the third quarter of 2025 compared to the third quarter of 2024.

Site Operating Expenses

For the three months ended September 30, 2025, convenience store operating expenses decreased $29.2 million, or 14.5%, compared to the prior year period primarily due to $33.0 million of reduced expenses related to retail stores that were closed or converted to dealers, partially offset by an increase in same store operating expenses of $2.9 million, or 1.8%, primarily due to higher repair and maintenance expenses, which were slightly offset by lower personnel costs and credit card fees.

Liquidity and Capital Expenditures

As of September 30, 2025, the Company’s total liquidity was approximately $891 million, consisting of approximately $307 million of cash and cash equivalents and approximately $584 million of availability under the Company's lines of credit. Outstanding debt was approximately $912 million, resulting in net debt, excluding lease related financing liabilities, of approximately $605 million. Capital expenditures were approximately $24.9 million for the quarter ended September 30, 2025, including investments in NTI stores and remodeling of the new format stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on December 1, 2025 to stockholders of record as of November 17, 2025.

During the quarter, the Company repurchased approximately 0.9 million shares of common stock under its previously announced repurchase program for approximately $4.2 million, or an average price of $4.45 per share. There was approximately $7.2 million remaining under the share repurchase program as of September 30, 2025.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Retail Segment	2025	2024	2025	2024
Number of sites at beginning of period	1,254	1,548	1,389	1,543
Acquired sites	—	—	—	21
Newly opened or reopened sites	1	1	3	2
Company-controlled sites converted to
consignment or fuel supply locations, net	(65)	(49)	(194)	(51)
Sites closed, divested or converted to rentals	(8)	(9)	(16)	(24)
Number of sites at end of period	1,182	1,491	1,182	1,491

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment [1]	2025	2024	2025	2024
Number of sites at beginning of period	2,014	1,794	1,922	1,825
Newly opened or reopened sites [2]	6	10	16	30
Consignment or fuel supply locations converted
from Company-controlled sites, net	65	49	194	51
Closed or divested sites	(32)	(21)	(79)	(74)
Number of sites at end of period	2,053	1,832	2,053	1,832

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Fleet Fueling Segment	2025	2024	2025	2024
Number of sites at beginning of period	287	294	280	298
Newly opened or reopened sites	2	1	11	1
Closed or divested sites	(1)	(14)	(3)	(18)
Number of sites at end of period	288	281	288	281

Fourth Quarter and Full Year 2025 Guidance Range

The Company currently expects fourth quarter 2025 Adjusted EBITDA to range between $50 million and $60 million, with an assumed range of average retail fuel margin from 42.5 to 44.5 cents per gallon. The Company is updating its full-year 2025 Adjusted EBITDA guidance and currently expects full year 2025 Adjusted EBITDA to range between $233 million and $243 million.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, November 5, 2025, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through retail sites converted to dealers until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance.

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA should not be considered as alternatives to any financial measure derived in accordance with GAAP, including net income. The presentations of these non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of, its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, comparable wholesale sites, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

	Condensed Consolidated Statements of Operations
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenues:
Fuel revenue	$1,599,990	$1,783,871	$4,616,448	$5,302,734
Merchandise revenue	389,727	469,616	1,144,338	1,358,519
Other revenues, net	31,116	25,749	88,471	78,600
Total revenues	2,020,833	2,279,236	5,849,257	6,739,853
Operating expenses:
Fuel costs	1,453,175	1,626,399	4,195,877	4,855,462
Merchandise costs	258,248	315,597	760,804	913,823
Site operating expenses	198,491	222,744	600,925	665,366
General and administrative expenses	40,048	38,636	122,403	123,230
Depreciation and amortization	32,944	33,132	101,433	98,425
Total operating expenses	1,982,906	2,236,508	5,781,442	6,656,306
Other expenses (income), net	2,003	1,159	(13,035)	3,896
Operating income	35,924	41,569	80,850	79,651
Interest and other financial income	3,340	3,135	16,397	26,462
Interest and other financial expenses	(23,485)	(26,759)	(69,911)	(73,910)
Income before income taxes	15,779	17,945	27,336	32,203
Income tax expense	(2,368)	(8,300)	(6,546)	(9,139)
Income from equity investment	48	29	95	79
Net income attributable to ARKO Corp.	$13,459	$9,674	$20,885	$23,143
Series A redeemable preferred stock dividends	(1,450)	(1,446)	(4,301)	(4,305)
Net income attributable to common shareholders	$12,009	$8,228	$16,584	$18,838
Net income per share attributable to common shareholders – basic	$0.11	$0.07	$0.15	$0.16
Net income per share attributable to common shareholders – diluted	$0.10	$0.07	$0.14	$0.16
Weighted average shares outstanding:
Basic	112,723	115,771	114,196	116,262
Diluted	115,202	117,888	115,489	117,342

	Condensed Consolidated Balance Sheets
	(Unaudited)
	September 30, 2025	December 31, 2024
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$306,932	$261,758
Restricted cash	18,797	30,650
Short-term investments	6,295	5,330
Trade receivables, net	112,343	95,832
Inventory	202,290	231,225
Other current assets	106,497	97,413
Total current assets	753,154	722,208
Non-current assets:
Property and equipment, net	733,372	747,548
Right-of-use assets under operating leases	1,360,130	1,386,244
Right-of-use assets under financing leases, net	145,744	157,999
Goodwill	299,973	299,973
Intangible assets, net	165,581	182,355
Equity investment	3,103	3,009
Deferred tax asset	62,066	67,689
Other non-current assets	63,861	53,633
Total assets	$3,586,984	$3,620,658
Liabilities
Current liabilities:
Long-term debt, current portion	$36,994	$12,944
Accounts payable	180,403	190,212
Other current liabilities	158,795	159,239
Operating leases, current portion	76,604	71,580
Financing leases, current portion	12,846	11,515
Total current liabilities	465,642	445,490
Non-current liabilities:
Long-term debt, net	874,581	868,055
Asset retirement obligation	88,501	87,375
Operating leases	1,390,194	1,408,293
Financing leases	200,151	211,051
Other non-current liabilities	194,789	223,528
Total liabilities	3,213,858	3,243,792

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(127,037)	(106,123)
Additional paid-in capital	287,559	276,681
Accumulated other comprehensive income	9,119	9,119
Retained earnings	103,473	97,177
Total shareholders' equity	273,126	276,866
Total liabilities, redeemable preferred stock and equity	$3,586,984	$3,620,658

	Condensed Consolidated Statements of Cash Flows
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income	$13,459	$9,674	$20,885	$23,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,944	33,132	101,433	98,425
Deferred income taxes	6,064	2,269	5,623	(3,660)
Loss on disposal of assets and impairment charges	1,407	1,752	5,486	5,137
Gain from sale-leaseback	—	—	(20,777)	—
Foreign currency (gain) loss	(15)	(16)	(76)	41
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	—	—	(2,681)
Gain from settlement related to business acquisition	—	—	—	(6,356)
Amortization of deferred financing costs and debt discount	749	668	2,107	2,000
Amortization of deferred income	(6,579)	(3,757)	(15,344)	(10,126)
Accretion of asset retirement obligation	643	628	1,877	1,871
Non-cash rent	2,995	3,634	9,405	10,805
Charges to allowance for credit losses	277	92	819	733
Income from equity investment	(48)	(29)	(95)	(79)
Share-based compensation	3,884	2,149	10,878	8,262
Fair value adjustment of financial assets and liabilities	(1,498)	1,443	(9,109)	(10,763)
Other operating activities, net	21	66	(191)	752
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(275)	37,596	(17,330)	16,112
Decrease in inventory	4,183	14,655	28,218	17,427
(Increase) decrease in other assets	(5,944)	8,066	(9,540)	13,909
Decrease in accounts payable	(9,429)	(32,614)	(9,506)	(6,137)
Increase in other current liabilities	386	23,768	16,542	17,844
Decrease in asset retirement obligation	(261)	(163)	(604)	(283)
Increase in non-current liabilities	6,459	6,143	27,308	22,754
Net cash provided by operating activities	49,422	109,156	148,009	199,130
Cash flows from investing activities:
Purchase of property and equipment	(24,902)	(29,269)	(97,641)	(77,781)
Proceeds from sale of property and equipment	1,592	1,058	3,868	51,353
Business acquisitions, net of cash	—	(91)	—	(54,549)
Loans to equity investment, net	17	14	48	42
Net cash used in investing activities	(23,293)	(28,288)	(93,725)	(80,935)
Cash flows from financing activities:
Receipt of long-term debt, net	—	—	37,302	47,556
Repayment of debt	(6,379)	(6,714)	(18,624)	(20,563)
Principal payments on financing leases	(1,504)	(1,274)	(4,315)	(3,580)
Early settlement of deferred consideration related to business acquisition	—	—	—	(17,155)
Common stock repurchased	(4,182)	—	(20,773)	(31,989)

Dividends paid on common stock	(3,378)	(3,473)	(10,288)	(10,542)
Dividends paid on redeemable preferred stock	(1,450)	(1,446)	(4,301)	(4,305)
Net cash used in financing activities	(16,893)	(12,907)	(20,999)	(40,578)
Net increase in cash and cash equivalents and restricted cash	9,236	67,961	33,285	77,617
Effect of exchange rate on cash and cash equivalents and restricted cash	6	11	36	(27)
Cash and cash equivalents and restricted cash, beginning of period	316,487	251,039	292,408	241,421
Cash and cash equivalents and restricted cash, end of period	$325,729	$319,011	$325,729	$319,011

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net income	$13,459	$9,674	$20,885	$23,143
Interest and other financing expenses, net	20,145	23,624	53,514	47,448
Income tax expense	2,368	8,300	6,546	9,139
Depreciation and amortization	32,944	33,132	101,433	98,425
EBITDA	68,916	74,730	182,378	178,155
Acquisition and divestiture costs (a)	2,815	1,729	5,097	3,919
Loss (gain) on disposal of assets and impairment charges (b)	1,407	1,752	(15,291)	5,137
Share-based compensation expense (c)	3,884	2,149	10,878	8,262
Income from equity investment (d)	(48)	(29)	(95)	(79)
Fuel and franchise taxes received in arrears (e)	—	(862)	—	(1,427)
Adjustment to contingent consideration (f)	(1,541)	(706)	(1,816)	(998)
Expenses related to wage and hour claim settlement (g)	28	—	2,051	—
Other (h)	(300)	14	(248)	(957)
Adjusted EBITDA	$75,161	$78,777	$182,954	$192,012

Additional information
Non-cash rent expense (i)	$2,995	$3,634	$9,405	$10,805

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer sites) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites, including a $20.8 million gain related to the expiration in the second quarter of 2025 of a real estate purchase option received in 2021 that was accounted for as a sale-leaseback.

(c) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate the Company's employees and members of the Board.
(d) Eliminates the Company's share of income attributable to its unconsolidated equity investment.
(e) Eliminates the receipt of historical fuel and franchise tax amounts for multiple prior periods.
(f) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(g) Eliminates non-recurring expenses accrued in net income related to a wage and hour collective action settlement.
(h) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$744,405	$929,783	$2,183,194	$2,730,583
Merchandise revenue	389,727	469,616	1,144,338	1,358,519
Other revenues, net	14,715	16,082	43,884	49,496
Total revenues	1,148,847	1,415,481	3,371,416	4,138,598
Operating expenses:
Fuel costs [1]	640,278	812,693	1,885,922	2,402,579
Merchandise costs	258,248	315,597	760,804	913,823
Site operating expenses	172,851	202,097	526,699	602,664
Total operating expenses	1,071,377	1,330,387	3,173,425	3,919,066
Operating income	$77,470	$85,094	$197,991	$219,532

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Wholesale Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$725,990	$720,646	$2,052,153	$2,147,853
Other revenues, net	13,697	6,751	36,550	20,459
Total revenues	739,687	727,397	2,088,703	2,168,312
Operating expenses:
Fuel costs [1]	700,922	697,286	1,981,649	2,079,777
Site operating expenses	14,637	9,817	41,054	28,682
Total operating expenses	715,559	707,103	2,022,703	2,108,459
Operating income	$24,128	$20,294	$66,000	$59,853

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$122,692	$125,933	$359,219	$398,266
Other revenues, net	2,240	2,335	6,603	7,004
Total revenues	124,932	128,268	365,822	405,270
Operating expenses:
Fuel costs [1]	105,952	109,752	309,409	350,309
Site operating expenses	6,769	5,876	20,131	18,861
Total operating expenses	112,721	115,628	329,540	369,170
Operating income	$12,211	$12,640	$36,282	$36,100

[1] Excludes the estimated fixed fee paid to GPMP for the cost of fuel.